Filed Pursuant to Rule 424(b)(3)
Registration No. 333-106925-14

SUPPLEMENT
To Prospectus Supplement dated November 10, 2003

$93,287,000 (Approximate)
SASCO Mortgage Loan Trust Series 2003-GEL1
Mortgage Backed Notes

Structured Asset Securities Corporation
Depositor

Aurora Loan Services Inc.
 Master Servicer

On November 10, 2003, the SASCO Mortgage Loan Trust 2003-GEL1 Mortgage-Backed Notes, Series 2003-GEL1 (the “Notes”) were issued in an original aggregate principal amount of approximately $93,287,000 pursuant to an Indenture dated as of October 1, 2003, by and between SASCO Mortgage Loan Trust 2003-GEL1, as Issuer (the “Trust”), and U.S. Bank National Association, as Indenture Trustee.  Each Note represented a nonrecourse obligation of the Trust, a statutory trust formed under the laws of the State of Delaware pursuant to a Trust Agreement dated as of October 1, 2003, among Structured Asset Securities Corporation, as Depositor, Wilmington Trust Company, as Owner Trustee, and U.S. Bank National Association, as Administrator.  The Notes were secured by the Collateral pledged under the Indenture.  This Supplement to the above-referenced Prospectus Supplement (the “Prospectus Supplement”) supplements and updates certain of the information with respect to the mortgage loans.  Capitalized terms not defined herein have the meanings ascribed to them in the Prospectus Supplement.

The information contained in the attached monthly report to Certificateholders is to be read as part of the Prospectus Supplement.

The Date of this Supplement is November 16, 2004.

SASCO MORTGAGE LOAN TRUST 2003-GEL1

MORTGAGE BACKED NOTES

SERIES 2003-GEL1

REPORTS TO NOTEHOLDERS

Section 4.09 of the TSA, dated October 1, 2003

Distribution Date:	25-Oct-04

Class	Original Certificate Face Value	Beginning Certificate Balance (1)	Principal Distribution	Interest Distribution	Realized Loss of Principal	Interest Shortfall Amount	Total Distribution	Ending Certificate Balance (1)
A-1	$60,000,000.00	$23,540,593.39	$2,873,059.78	$38,266.54	N/A	$0.00	$2,911,326.32	$20,667,533.61
A-2	$12,183,000.00	$12,183,000.00	$0.00	$23,120.63	N/A	$0.00	$23,120.63	$12,183,000.00
A-IO	$20,144,024.00	$11,510,871.00	$0.00	$57,554.36	N/A	$0.00	$57,554.36	$0.00
M-1	$7,914,000.00	$7,914,000.00	$0.00	$16,250.08	$0.00	$0.00	$16,250.08	$7,914,000.00
M-2	$6,475,000.00	$6,475,000.00	$0.00	$18,835.06	$0.00	$0.00	$18,835.06	$6,475,000.00
M-3	$5,276,000.00	$5,276,000.00	$0.00	$19,861.21	$0.00	$0.00	$19,861.21	$5,276,000.00
M-4	$1,439,000.00	$1,439,000.00	$0.00	$5,417.04	$0.00	$0.00	$5,417.04	$1,439,000.00
B	$2,636,000.00	$2,636,000.00	$0.00	$9,923.08	$0.00	$0.00	$9,923.08	$2,636,000.00
Owner Cert	$0.00	$0.00	$0.00	$233,161.58	$0.00	$0.00	$233,161.58	$0.00
Total	$95,923,000.00	$59,463,593.39	$2,873,059.78	$422,389.58	$0.00	$0.00	$3,295,449.36	$56,590,533.61

(1) Class A-IO is an IO Cert, and the Balance reflected for this Cert is a Notional Amount

AMOUNTS PER $1,000 UNIT

Class	Cusip	Principal Distribution	Interest Distribution	Realized Loss of Principal	Interest Shortfall Amount	Total Distribution	Ending Certificate Balance	Current Rate
A-1	80382UAA1	$47.88432967	$0.63777567	$0.00000000	$0.00000000	$48.52210533	$344.45889350	2.09000%
A-2	80382UAB9	$0.00000000	$1.89777805	$0.00000000	$0.00000000	$1.89777805	$1,000.00000000	2.44000%
A-IO	80382UAC7	$0.00000000	$2.85714314	$0.00000000	$0.00000000	$2.85714314	$0.00000000	6.00000%
M-1	80382UAD5	$0.00000000	$2.05333333	$0.00000000	$0.00000000	$2.05333333	$1,000.00000000	2.64000%
M-2	80382UAE3	$0.00000000	$2.90888958	$0.00000000	$0.00000000	$2.90888958	$1,000.00000000	3.74000%
M-3	80382UAF0	$0.00000000	$3.76444466	$0.00000000	$0.00000000	$3.76444466	$1,000.00000000	4.84000%
M-4	80382UAG8	$0.00000000	$3.76444753	$0.00000000	$0.00000000	$3.76444753	$1,000.00000000	4.84000%
B	80382UAH6	$0.00000000	$3.76444613	$0.00000000	$0.00000000	$3.76444613	$1,000.00000000	4.84000%
							LIBOR	1.84000%

Please contact the Bondholder Relations Department of U.S. Bank National Association at
(800) 934-6802 with any questions regarding this statement or your distribution.

U.S. BANK NATIONAL ASSOCIATION

(i),(xv),(xviii)	Principal Distributions & Pool Balance:
	Beginning Balance	62,389,273.16
	Scheduled Principal	53,997.81
	Prepayments (Includes Curtailments)	2,383,393.49
	Net Liquidation Proceeds	411,135.21
	Repurchases	0.00
	LPMI Insurance Proceeds	0.00
	Total Principal Remittance	2,848,526.51
	Net Realized Losses	24,533.27
	Ending Balance	59,516,213.38

(ii)	Aggregate Pool Balance (includes Prefund Amount)	59,516,213.38

(xii)	Balance of Deleted Mortgage Loans	0.00
	Balance of Substituted Mortgage Loans	0.00

(xvii)	Ending Overcollateralization Amount	2,925,679.77
	Target Overcollateralization Amount	2,925,679.77
	Overcollateralization Deficiency Amount	0.00

(xv),(ix)	Interest Distributions & Fees:
	Scheduled Interest	427,789.91
	Less: Servicing Fee	25,963.85
	Less: LPMI Fee	4,058.21
	Less: Indenture Trustee Fee	2,781.52
	Less: Owner Trustee Fee	0.00
	Less: Credit Risk Manager Fee	1,039.82
	Net Interest Available	393,946.51

(xx)	Prefunding Account:
	Beginning Balance	0.00
	Subsequent Transfer	0.00
	Added to available certificate principal	0.00
	Amount on Deposit in Prefunding Account	0.00

Capitalized Interest Account:
Beginning Balance		0.00
less: Capitalized Interest Requirement		0.00
less: Withdrawal of amounts to Depositor		0.00
Ending Balance		0.00

(iv)	Amount of Advances required to be made by servicer	155,002.46
	Amount of Advances actually made by servicer	155,002.46
	Amount of Advance shortfall	0.00

(v),(x)	Delinquency Information & Mortgage Pool characteristics

30-59 days delinquent		60-89 days delinquent		90 or more days delinquent
Count	Balance	Count	Balance	Count	Balance
24	3,228,204.16	12	2,091,574.40	15	1,938,505.61

*Note: The above statistics do not include loans in foreclosure or bankruptcy proceedings or REO properties.

Outstanding Loans		Foreclosure		Bankruptcy		REO
Count	Balance	Count	Balance	Count	Balance	Count	Balance
444	59,516,213.38	28	3,439,662.58	10	1,055,440.59	9	905,228.77

Current Delinquency Rate (60+days)		15.84511%
Rolling Three Month Delinquency Rate (60+days)		13.47234%

Weighted Average Term to Maturity of Mortgage Loans		330
Weighted Average Gross Coupon of Mortgage Loans		8.23946%
Weighted Average Net Coupon of Mortgage Loans		7.66140%

(xi)	Balance of Loans which became REO in the prior calendar month	205,561.92

(viii)	Realized Losses incurred during the related Prepayment Period	24,533.27
	Cumulative Realized Losses since Cut-Off Date	309,639.61

(vii)	Prepayment Premiums paid to Ownership Certificates	52,976.34

(xi)	Interest Shortfall

	Carryforward Interest	Net Prepayment Interest Shortfall	Basis Risk Shortfall	Unpaid Basis Risk Shortfall
A-1	0.00	0.00	0.00	0.00
A-2	0.00	0.00	0.00	0.00
A-IO	0.00	0.00	0.00	0.00
M-1	0.00	0.00	0.00	0.00
M-2	0.00	0.00	0.00	0.00
M-3	0.00	0.00	0.00	0.00
M-4	0.00	0.00	0.00	0.00
B	0.00	0.00	0.00	0.00
TOTAL	0.00	0.00	0.00	0.00